EXHIBIT 99.5

WENDY’S/ARBY’S GROUP, INC.

Mr. Roland Smith

580 Cobblestone Drive

Dunwoody, GA 30350

Dear Roland:

As we have discussed, it is with great pleasure that we hereby confirm your employment as President and Chief Executive Officer of Wendy’s/Arby’s Group Inc., (“Wendy’s/Arby’s”) on the terms and conditions set forth in this letter agreement and in the attached term sheet (the “Term Sheet”), which Term Sheet is hereby incorporated herein by reference. This letter agreement sets forth our amended and restated understanding effective as of December 18, 2008 (the “Effective Date”) and the prior letter agreement dated as of April 13, 2006, which was subsequently amended on January 18, 2007 and on March 23, 2007 by and between you and Arby’s Restaurant Group, Inc., (“Arby’s”) is hereby superseded in its entirety. You further agree to accept election and to serve as a director, officer, manager or representative of any subsidiary of Wendy’s/Arby’s without any compensation therefor, other than as provided in this letter agreement. You will report to the Board of Directors of Wendy’s/Arby’s (the “Board”) and your duties will be performed primarily at the corporate headquarters of Wendy’s/Arby’s in Atlanta, Georgia.

1.         Term. The term of your employment hereunder shall continue until the third anniversary of the Effective Date; provided, however, that the term of your employment hereunder shall automatically be extended for additional one year periods on the third anniversary of the Effective Date and each anniversary thereafter (collectively, the “Employment Term”) unless either party delivers to the other, at least 120 days prior to the expiration of the Employment Term, written notice of such party’s desire to allow the Employment Term to expire. Your employment hereunder shall terminate as of the earlier of (a) the expiration of the Employment Term or (b) upon a termination of your employment (i) by Wendy’s/Arby’s “without cause” (ii) for “cause” or (iii) by you due to a “Triggering Event” (each term as hereinafter defined).

2.         Termination Without Cause; or following a Triggering Event or Special Termination Event.

(a)       In the event your employment is terminated by Wendy’s/Arby’s without cause or by you due to a Triggering Event:

(i)        Wendy’s/Arby’s shall pay to you a lump sum amount equal to two times the sum of (I) your annual base rate of salary in effect as of the effective date of such termination and (II) an amount equal to your target annual bonus in effect for the year prior to the year in which your employment is terminated;

(ii)       Wendy’s/Arby’s shall, at the same time bonuses are paid to its executives, pay to you a lump sum amount equal to the annual bonus which would be payable to you based on actual performance multiplied by a fraction, the numerator of which is the number of days from January 1 of the year in which your employment terminated through the date of such termination and the denominator of which is 365;

(iii)      at your election you will be entitled to continue your coverage under all health and medical insurance policies maintained by Wendy’s/Arby’s for eighteen (18) months following the termination of your employment, in fulfillment of Wendy’s/Arby’s obligations to you under Section 4980B of the Code and under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, the cost of such coverage to be paid by you;

(iv)      Wendy’s/ Arby’s shall pay you a lump sum cash payment of $25,000, provided such amount shall increase by 10% on the second anniversary of the Effective Date, provided you are still employed on such date;

(v)       you will automatically become vested in all of your outstanding unvested stock options granted to you by Wendy’s/Arby’s, and each vested stock option must be exercised within the earlier of (I) one year following your termination or (II) the date on which such stock option expires (including upon expiration of the options in a going private transaction); and

(vi)      you will automatically become vested in all of your outstanding unvested shares of restricted stock (without regard to performance, time or other targets, if any) granted to you by Wendy’s/Arby’s.

(b)       A termination by Wendy’s/Arby’s “without cause” shall mean the termination of your employment by Wendy’s/Arby’s for any reason other than those reasons set forth in clauses (i)-(ix) of Section 4 of this letter agreement.

(c)       The payment of any monies and provision of any benefits payable pursuant to this paragraph 2 are conditioned upon and subject to your execution of a release in substantially the form set forth in Exhibit B hereto which has become effective and nonrevocable in accordance with its terms (the “Release”). You acknowledge that the signed Release is required to be provided to Wendy’s/Arby’s not later than fifty-two (52) days following your termination of employment. The payments under 2(a)(i) and 2(a)(iv) will be made five (5) business days after the Release has become effective and nonrevocable.

(d)       For purposes of this letter agreement, “Triggering Event” shall mean: (i) a material reduction in your responsibilities as President and Chief Executive Officer of Wendy’s/Arby’s; (ii) a requirement that you report to any person other than the Board; (iii) a reduction in your then current base salary (as described in the Term Sheet) or target bonus percentage (as described in the Term Sheet); (iv) without your consent, relocation to a work situs not in the Atlanta, Georgia greater metropolitan area; (v) a Wendy’s/Arby’s initiated non-renewal of your employment at the end of the Employment Term; or (vi) the occurrence of a Special Termination Event (as hereinunder defined); provided that a Triggering Event shall only be deemed to have occurred if, no later than thirty (30) days following the time you learn of the circumstances constituting a Triggering Event (other than pursuant to clause (v) or (vi) of this Section 2(d)), you provide a written notice to Wendy’s/Arby’s containing reasonable details of such circumstances and within thirty (30) days following the delivery of such notice to Wendy’s/Arby’s, Wendy’s/Arby’s has failed to cure such circumstances. Additionally, you must terminate your employment within six (6) months of the initial occurrence of the circumstances constituting a Triggering Event for such termination to be a Triggering Event.

(e)       Special Termination Event. If, prior to the expiration of the Employment Term, there is a Change of Control (as hereinafter defined), you shall have the right to terminate your employment by giving notice to the Company, within the 30-day period commencing 270 days following the Change of Control, of your intention to terminate such employment and specifying the effective date of such termination, which shall be no earlier than 90 days after the date of such termination notice and no later than the earlier of 120 days after the date of such termination notice and the last day of the Employment Term. Your decision to elect to terminate your employment in accordance with this clause (e) is referred to in this letter agreement as a “Special Termination Event.”

For the purposes of this letter agreement, the term “Change of Control” shall mean: (i) the acquisition by any means regardless of form, by any person (other than the acquisition by any means regardless of form by Nelson Peltz, Peter May and/or by any person affiliated with such persons) of 50% or more of the combined voting power of Wendy’s/Arby’s; (ii) a majority of the Directors of Wendy’s/Arby’s being individuals who are not nominated by the Board of Directors of Wendy’s/Arby’s; or (iii) a majority of the Directors of Wendy’s/Arby’s being individuals who are not Nelson Peltz, Peter May and/or individuals nominated, recommended, designated or approved by them; provided, that each of the incumbent directors of Wendy’s/Arby’s as of the date of the execution of this letter agreement shall be deemed to be individuals nominated, recommended, designated or approved by Messrs. Peltz and/or May.

Notwithstanding the foregoing, (i) the acquisition of any portion of the combined voting power of Wendy’s/Arby’s by Nelson Peltz, Peter May and/or by any person affiliated with such persons, (ii) any transaction which results in or has the effect of the continued possession (whether direct or indirect) by Nelson Peltz, Peter May and/or an affiliate of any thereof, of the power to influence the management or policies of Wendy’s/Arby’s, whether through the ownership of voting securities, by contract or otherwise, (iii) the merger, consolidation or sale of assets of Wendy’s/Arby’s or any subsidiary with or to any corporation or entity controlled by Nelson Peltz, Peter May and/or any person affiliated with either of them, (iv) the distribution by means of a dividend, spin-off, split-off or similar transaction of voting securities of Wendy’s/Arby’s, any such direct or indirect parent entity of Wendy’s/Arby’s or (v) any sale of securities by Wendy’s/Arby’s pursuant to a public offering or securitization transaction, as the case may be, shall not constitute a Change of Control unless it results in a Change of Control as defined in the immediately preceding paragraph of this Section 2(e).

3.         Treatment of Stock Options/Restricted Shares on Termination due to Death/Disability and on Change of Control.

(a)       Treatment of Stock Options/Restricted Shares on Termination due to death or Disability. In the event your employment is terminated by Wendy’s/Arby’s due to death or “Disability” (as hereinafter defined), (notwithstanding that death and Disability are treated as terminations for cause) you will automatically become vested in all of your outstanding unvested stock options and all restricted stock (without regard to performance, time or other targets, if any) granted to you by Wendy’s/Arby’s, if any, and each vested stock option must be exercised within the earlier of (I) one year following your termination or (II) the date on which such stock option expires (including, upon expiration of the options in a going private transaction).

(b)       Treatment of Stock Options/Restricted Shares on Change of Control. Upon the occurrence of a Change of Control, all non-vested stock options and/or restricted shares shall vest immediately in their entirety.

4.         Cause. For purposes of this letter agreement, “cause” means: (i) commission of any act of fraud or gross negligence by you in the course of your employment hereunder that, in the case of gross negligence, has a material adverse effect on the business or financial condition of Wendy’s/Arby’s or any of its affiliates; (ii) willful material misrepresentation at any time by you to the Board; (iii) a purported voluntary termination by you of your employment (other than on account of a Triggering Event), or the willful failure or refusal to comply with any of your material obligations hereunder or to comply with a reasonable and lawful instruction of the Board which failure to comply with such instruction continues for a period of 10 days after your receipt of written notice from the Board identifying in reasonable detail the objectionable action or inaction; (iv) engagement by you in any conduct or the commission by you of any act that is, in the reasonable opinion of the Board, materially injurious or detrimental to the substantial interest of Wendy’s/Arby’s or any of its affiliates; (v) your indictment for any felony, whether of the United States or any state thereof or any similar foreign law to which you may be subject; (vi) any failure substantially to comply with any written rules, regulations, policies or procedures of Wendy’s/Arby’s furnished to you that, if not complied with, could reasonably be expected to have a material adverse effect on the business of Wendy’s/Arby’s or any of its affiliates; (vii) any willful failure to comply with Wendy’s/Arby’s policies regarding insider trading; (viii) your death; or (ix) your inability to perform all or a substantial part of your duties or responsibilities on account of your illness (either physical or mental) for more than 90 consecutive calendar days or for an aggregate of 150 calendar days during any consecutive nine month period (“Disability”).

5.         Return of Property. Upon any termination of your employment with Wendy’s/Arby’s, you will promptly return to Wendy’s/Arby’s all property provided to you and owned by Wendy’s/Arby’s or any of its affiliates, including, but not limited to, credit cards, computers, personal data assistants, automobiles, cell phones and files.

6.	Noncompete/Nonsolicitation/Employee No-Hire.

(a)       You acknowledge that as Wendy’s/Arby’s President and Chief Executive Officer you will be involved, at the highest level, in the development, implementation, and management of Wendy’s/Arby’s business strategies and plans, including those which involve Wendy’s/Arby’s finances, marketing and other operations, and acquisitions and, as a result, you will have access to Wendy’s/Arby’s most valuable trade secrets and proprietary information. By virtue of your unique and sensitive position, your employment by a competitor of Wendy’s/Arby’s represents a material unfair competitive danger to Wendy’s/Arby’s and the use of your knowledge and information about Wendy’s/Arby’s’ business, strategies and plans can and would constitute a competitive advantage over Wendy’s/Arby’s. You further acknowledge that the provisions of this Section 6 are reasonable and necessary to protect Wendy’s/Arby’s legitimate business interests.

(b)       In view of clause (a) above, you hereby covenant and agree that during your employment with Wendy’s/Arby’s (except in the proper discharge of your duties hereunder) and either (x) in the event your employment with Wendy’s/Arby’s is terminated “without cause” or due to a Triggering Event, for a period of twenty-four (24) months following such termination, or (y) in the event your employment with Wendy’s/Arby’s is terminated for cause or other than due to a Triggering Event, for a period of eighteen (18) months following such termination:

(i)        in any state or territory of the United States (and the District of Columbia) or any country where Wendy’s/Arby’s maintains restaurants, you will not engage or be engaged in any capacity, “directly or indirectly” (as defined below), except as a passive investor owning less than a two percent (2%) interest in a publicly held company, in any business or entity that is competitive with the business of Wendy’s/Arby’s or its affiliates. This restriction includes, without limitation, (A) any business engaged in drive through or counter food service restaurant business typically referred to as “Quick Service” restaurants (such as Burger King, McDonald’s, Jack in the Box, etc.), for which revenues from the sale of hamburgers, sandwiches (including wraps) and salads represents at least 50% of total revenues from the sales of food items (excluding beverages) and also includes any business engaged in real estate development for such Quick Service businesses and (B) Yum! Brands, Inc. or its brands and each of its subsidiaries. Notwithstanding anything to the contrary herein, this restriction shall not prohibit you from

(X) accepting employment, operating or otherwise becoming associated with a franchisee of Wendy’s/Arby’s, any of its affiliates or any subsidiary of the foregoing, but only in connection with activities associated with the operation of such a franchise or activities that otherwise are not encompassed by the restrictions of this paragraph, subject to any confidentiality obligations contained herein, or (Y) accepting employment, operating or otherwise becoming associated with a “Quick Service” restaurant business of a brand that has less than 100 outlets system-wide (including both franchised outlets and franchisor-operated outlets);

(ii)       you will not, directly or indirectly, without Wendy’s/Arby’s prior written consent, hire or cause to be hired, solicit or encourage to cease to work with Wendy’s/Arby’s or any of its subsidiaries or affiliates, any person who is at the time of such activity, or who was within the six (6) month period preceding such activity, an employee of Wendy’s/Arby’s or any of its subsidiaries or affiliates at the level of director or any more senior level or a consultant under contract with Wendy’s/Arby’s or any of its subsidiaries or affiliates and whose primary client is such entity or entities; and

(iii)      you will not, directly or indirectly, solicit, encourage or cause any franchisee or supplier of Wendy’s/Arby’s or any of its subsidiaries or affiliates to cease doing business with Wendy’s/Arby’s or subsidiary or affiliate, or to reduce the amount of business such franchisee or supplier does with Wendy’s/Arby’s or such subsidiary or affiliate.

(c)       For purposes of this Section 6, “directly or indirectly” means in your individual capacity for your own benefit or as a shareholder, lender, partner, member or other principal, officer, director, employee, agent or consultant of or to any individual, corporation, partnership, limited liability company, trust, association or any other entity whatsoever; provided, however, that you may own stock in Wendy’s/Arby’s and may operate, directly or indirectly, Wendy’s/Arby’s restaurants as a franchisee without violating Sections 6(b)(i) or 6(b)(iii).

(d)       If any competent authority having jurisdiction over this Section 6 determines that any provision of this Section 6 is unenforceable because of the duration or geographical scope of such provision, such competent authority shall have the power to reduce the duration or scope, as the case may be, of such provision and, in its reduced form, such provision shall then be enforceable.

7.         Confidential Information. You agree to treat as confidential and not to disclose to anyone other than Wendy’s/Arby’s and its subsidiaries and affiliates, and their respective officers, directors, employees and agents, and you agree that you will not at any time during your employment and for a period of four years thereafter, without the prior written consent of Wendy’s/Arby’s, divulge, furnish, or make known or accessible to, or use for the benefit of anyone other than Wendy’s/Arby’s, its subsidiaries, and affiliates, any information of a confidential nature relating in any way to the business of Wendy’s/Arby’s or its subsidiaries or affiliates, or any of their respective franchisees, suppliers or distributors, unless (i) you are required to disclose such information by requirements of law; (ii) such information is in the public domain through no fault of yours; or (iii) such information was previously or becomes available to you on a non-confidential basis from a source other than Wendy’s/Arby’s, provided that such source was not known by you to be bound by any agreement with Wendy’s/Arby’s to keep such information confidential. You further agree that during the period referred to in the immediately preceding sentence you will refrain from engaging in any conduct or making any statement, written or oral that is disparaging of Wendy’s/Arby’s, any of its subsidiaries or affiliates or any of their respective directors or officers. Wendy’s/Arby’s agrees to instruct its then current members of the Board and each of its then current executive officers during the period referred to in the first sentence of this paragraph 7 to refrain from making any statement, written or oral that is disparaging of you, your personal reputation or your professional competency.

8.         Enforcement. You agree that, in addition to any other remedy provided at law or in equity, (a) Wendy’s/Arby’s shall be entitled to a temporary restraining order, and both preliminary and permanent injunctive relief restraining you from violating any of the provisions of Sections 6 or 7 of this letter agreement (in recognition of the fact that damages in the event of a breach by you of Sections 6 or 7 of this letter agreement would be difficult if not impossible to ascertain and inadequate to remedy), (b) you will indemnify and hold Wendy’s/Arby’s and its affiliates harmless from and against any and all damages or losses incurred by Wendy’s/Arby’s or any of its affiliates (including reasonable attorneys’ fees and expenses) as a result of any willful or reckless violation by you of any such provisions and (c) upon any such willful or reckless violation by you, Wendy’s/Arby’s remaining obligations under this letter agreement, if any, shall cease (other than payment of your base salary through the date of termination of your employment and any earned but unpaid vacation, and other than as may otherwise be required by law).

9.         Governing Law; Jurisdiction and Venue; Entire Agreement; Jury Trial Waiver.

(a)       It is the intent of the parties hereto that all questions with respect to the construction of this letter agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof that would call for the application of the substantive law of any jurisdiction other than the State of Delaware.

(b)       Each party irrevocably agrees for the exclusive benefit of the other that any and all suits, actions or proceedings relating to Sections 6, 7, and, as it relates to Sections 6 and 7, Sections 8 and 9 of this letter agreement (collectively, “Proceedings” and, individually, a “Proceeding”) shall be maintained in either the courts of the State of Delaware or the federal District Courts sitting in Wilmington, Delaware (collectively, the “Chosen Courts”) and that the Chosen Courts shall have exclusive jurisdiction to hear and determine or settle any such Proceeding and that any such Proceedings shall only be brought in the Chosen Courts. Each party irrevocably waives any objection that it may have now or hereafter to the laying of the venue of any Proceedings in the Chosen Courts and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceeding brought in the Chosen Courts shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.

(c)       Each of the parties hereto agrees that this letter agreement involves at least $100,000 and that this letter agreement has been entered into in express reliance on Section 2708 of Title 6 of the Delaware Code. Each of the parties hereto irrevocably and unconditionally agrees that, to the extent such party is not otherwise subject to service of process in the State of Delaware, service of process may be made on such party by pre-paid certified mail with a validated proof of mailing receipt constituting evidence of valid service sent to such party at the address set forth in this letter agreement, as such address may be changed from time to time pursuant hereto, and that service made pursuant to this Section 9(c) shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

(d)       This letter agreement and the Term Sheet contains the entire agreement among the parties with respect to the matters covered herein and, effective as of the Effective Date, supersedes all prior agreements, written or oral, with respect thereto. This letter agreement may only be amended, superseded, cancelled, extended or renewed and the terms hereof waived, by a written instrument signed by the parties hereto, or in the case of a waiver, by the party waiving compliance. In the event of a conflict between this letter agreement and the Term Sheet, this letter agreement shall govern.

(e)       EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG THE PARTIES HERETO ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR ANY OTHER AGREEMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR FOR ANY COUNTERCLAIM THEREIN. THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.       Arbitration. Except to the extent specifically contemplated by Section 9(b) of this letter agreement, all disputes arising in connection with your employment with Wendy’s/Arby’s (whether based on contract or tort or upon any federal, state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, any state Fair Employment Practices Act and/or the Americans with Disability Act) or any rights arising pursuant to this letter agreement shall, at the election of either you or Wendy’s/Arby’s, be submitted to JAMS/ENDISPUTE for resolution in arbitration in accordance with the rules and procedures of JAMS/ENDISPUTE. Either party shall make such election by delivering written notice thereof to the other party at any time (but not later than 45 days after such party receives notice of the commencement of any administrative or regulatory proceeding or the filing of any lawsuit relating to any such dispute or controversy) and thereupon any such dispute or controversy shall be resolved only in accordance with the provisions of this Section 10. Any such proceedings shall take place in Atlanta, Georgia before a single arbitrator who shall have the right to award to any party to such proceedings any right or remedy that is available under applicable law (including, without limitation, ordering the losing party to reimburse the reasonable legal fees and expenses incurred by the winning party with respect to such proceedings). The resolution of any such dispute or controversy by the arbitrator appointed in accordance with the procedures of JAMS/ENDISPUTE shall be final and binding. Judgment upon the award rendered by such arbitrator may be entered in any court having jurisdiction thereof.

THIS SECTION 10 IS SPECIFICALLY ACKNOWLEDGED AND AGREED BY:

WENDY’S/ARBY’S GROUP INC.
/s/ Roland Smith
Name: Title:	Roland Smith

11.       Legal Fees. Subject to Section 10 above, each party shall pay his or its own costs for any arbitration or litigation, as applicable, initiated in connection with any disputes arising in connection with your employment with Wendy’s/Arby’s, with the cost of the arbitrator, if applicable, to be equally divided between the parties.

12.       Survivability. The provisions of Sections 6, 7, 8, 9, 10, 11 and 13 shall specifically survive any termination of this letter agreement.

13.       Notices. Any notice given pursuant to this letter agreement to any party hereto shall be deemed to have been duly given when mailed by registered or certified mail, return receipt requested, or by overnight courier, or when hand delivered as follows:

If to Wendy’s/Arby’s:

Wendy’s/Arby’s Group, Inc.

1155 Perimeter Center West

Atlanta, Georgia 30338

Attn: General Counsel

If to you, at the address set forth on the first page of this letter agreement.

With a copy to:

Hughes Hubbard & Reed LLP

350 South Grand Avenue, Suite 3600

Los Angeles, California 90071

Attention: Theodore H. Latty

or at such other address as either party shall from time to time designate by written notice, in the manner provided herein, to the other party hereto.

14.       Tax Withholding. You agree that Wendy’s/Arby’s may withhold from any amounts payable to you hereunder all federal, state, local or other taxes that Wendy’s/Arby’s determines are required to be withheld pursuant to any applicable law or regulation. You further agree that if the Internal Revenue Service or other taxing authority (each, a “Taxing Authority”) asserts a liability against Wendy’s/Arby’s for failure to withhold taxes on any payment hereunder, you will pay to Wendy’s/Arby’s the amount determined by such Taxing Authority (other than penalty or interest amounts unless such payment is made after 30 days of the delivery of such notice to you, in which case you shall be responsible for such penalties and interest) that had not been withheld within thirty (30) days of notice to you of such determination. Such notice shall include a copy of any correspondence received from a Taxing Authority with respect to such withholding.

15.       Certain Additional Payments by Wendy’s/Arby’s. The following provisions of this Section 15 shall apply to any parachute payments made in connection with a Special Termination Event from and after any Change of Control.

(a)       If it is determined (as hereafter provided) that any payment or distribution by Wendy’s/Arby’s to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then you will be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax imposed by Section 4999 of the Code, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)       Subject to the provisions of Section 15(f) hereof, all determinations required to be made under this Section 9, including whether an Excise Tax is payable by you and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by a nationally recognized firm of certified public accountants (the “Accounting Firm”) selected by you in your sole discretion. You will direct the Accounting Firm to submit its determination and detailed supporting calculations to both Wendy’s/Arby’s and you within 15 calendar days after the date of the Change in Control or the date of your termination of employment, if applicable, and any other such time or times as may be requested by Wendy’s/Arby’s or you. If the Accounting Firm determines that any Excise Tax is payable by you, Wendy’s/Arby’s will pay the required Gross-Up Payment to you within five business days after receipt of such determination and calculations. If the Accounting Firm determines that no Excise Tax is payable by you, it will, at the same time as it makes such determination, furnish you with an opinion that you have substantial authority not to report any Excise Tax on your federal, state, local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon Wendy’s/Arby’s and you. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Wendy’s/Arby’s should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that Wendy’s/Arby’s exhausts or fails to pursue its remedies pursuant to Section 15(f) hereof and you thereafter are required to make a payment of any Excise Tax, you will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both Wendy’s/Arby’s and you as promptly as possible. Any such Underpayment will be promptly paid by Wendy’s/Arby’s to, or for the benefit of, you within five business days after receipt of such determination and calculations.

(c)       Arby’s and you will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of Wendy’s/Arby’s or you, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 15(b) hereof.

(d)       The federal, state and local income or other tax returns filed by you will be prepared and filed on a basis consistent with the determination of the Accounting Firm with respect to the Excise Tax payable by you. You will make proper payment of the amount of any Excise Tax, and at the request of Wendy’s/Arby’s, provide to Wendy’s/Arby’s true and correct copies (with any amendments) of the relevant portions of your federal income tax return as filed with the Internal Revenue Service and corresponding portions of state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by Wendy’s/Arby’s, evidencing such payment. If prior to the filing of your federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, you will within five business days pay to Wendy’s/Arby’s the amount of such reduction.

(e)       The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 15(b) and (d) hereof will be borne by Wendy’s/Arby’s. If such fees and expenses are initially advanced by you, Wendy’s/Arby’s will reimburse you the full amount of such fees and expenses within five business days after receipt from you of a statement therefor and reasonable evidence of your payment thereof.

(f)        You will notify Wendy’s/Arby’s in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Wendy’s/Arby’s of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 10 business days after you actually receive notice of such claim and you will further apprise Wendy’s/Arby’s of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by you). You will not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which you give such notice to Wendy’s/Arby’s and (ii) the date that any payment of amount with respect to such claim is due. If Wendy’s/Arby’s notifies you in writing prior to the expiration of such period that it desires to contest such claim, you will:

(i)        provide Wendy’s/Arby’s with any written records or documents in your possession relating to such claim reasonably requested by Wendy’s/Arby’s;

(ii)       take such action in connection with contesting such claim as Wendy’s/Arby’s will reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by Wendy’s/Arby’s;

(iii)      cooperate with Wendy’s/Arby’s in good faith in order effectively to contest such claim; and

(iv)      permit Wendy’s/Arby’s to participate in any proceedings relating to such claim; provided, however, that Wendy’s/Arby’s will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold you harmless, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 15(f), Wendy’s/Arby’s will control all proceedings taken in connection with the contest of any claim contemplated by this Section 15(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that you may participate therein at your own cost and expense) and may, at its option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Wendy’s/Arby’s will determine; provided, however, that if Wendy’s/Arby’s directs you to pay the tax claimed and sue for a refund, Wendy’s/Arby’s will advance the amount of such payment to you on an interest-free basis and will indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for your taxable year with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Wendy’s/Arby’s control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(g)       If, after the receipt by you of an amount advanced by Wendy’s/Arby’s pursuant to Section 15(f) hereof, you receive any refund with respect to such claim, you will (subject to Wendy’s/Arby’s complying with the requirements of Section 15(f) hereof) promptly pay to Wendy’s/Arby’s the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by you of an amount advanced by Wendy’s/Arby’s pursuant to Section 15(f) hereof, a determination is made that you will not be entitled to any refund with respect to such claim and Wendy’s/Arby’s does not notify you in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 15.

(h)       You agree to cooperate with Wendy’s/Arby’s to take actions reasonably requested of you by Wendy’s/Arby’s to reduce the amount of Excise Tax which may be incurred by you, so long as such actions are not economically detrimental to you.

Notwithstanding anything to the contrary, any payment made pursuant to this paragraph 15 shall be made no later than the end of the calendar year following the calendar year in which the taxes are paid, and any reimbursement for fees and expenses in connection with any calculations made pursuant to this paragraph 15 shall be made no later than the end of the calendar year following the calendar year in which the fees and expenses are incurred. For the avoidance of doubt, Gross-Up Payments payable pursuant to this paragraph 15 shall not include any “gross-up”, “make-whole” or similar amount in respect of any taxes or penalties that may be imposed under Section 409A.

16.       Expense Reimbursement. You will be entitled to reimbursement for all of your reasonable and necessary business expenses, including reasonable cell phone, travel, lodging and entertainment expenses, in accordance with Wendy’s/Arby’s business expense reimbursement policy as in effect from time to time and upon submission of appropriate documentation and receipts. In addition, during the Employment Term, Wendy’s/Arby’s shall reimburse you for all reasonable costs related to maintaining a secondary residence in Dublin, Ohio and traveling back and forth to Atlanta, Georgia in accordance with the terms and conditions approved by the Compensation Committee of the Board on October 7, 2008, as amended from time to time.

17.	Section 409A.

(a)       This letter agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent. If either party notifies the other in writing that one or more or the provisions of this letter agreement contravenes any Treasury Regulations or guidance promulgated under Section 409A or causes any amounts to be subject to interest, additional tax or penalties under Section 409A, the parties shall promptly and reasonably consult with each other, in good faith to reform the provisions of this letter agreement, as appropriate, to (i) maintain to the maximum extent reasonably practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to Wendy’s/Arby’s or its affiliates of providing the applicable benefit or payment and (ii) to the extent possible, to avoid the imposition of any interest, additional tax or other penalties under Section 409A upon you or Wendy’s/Arby’s. Notwithstanding the foregoing, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with this letter agreement (including any taxes and penalties under Section 409A), and neither Wendy’s/Arby’s nor any of its affiliates shall have any obligation to indemnify or otherwise hold you (or any beneficiary) harmless from any or all of such taxes or penalties except as expressly provided in Section 15.

(b)       To the extent you would otherwise be entitled to any payment or benefit under this letter agreement, or any plan or arrangement of Wendy’s/Arby’s or its affiliates, that constitutes a “deferral of compensation” subject to Section 409A and that if paid or provided during the six months beginning on the date of termination of your employment would be subject to the Section 409A additional tax because you are a “specified employee” (within the meaning of Section 409A and as determined by Wendy’s/Arby’s), the payment or benefit will be paid or provided to you on the earlier of the first day following the six month anniversary of your date of termination or your death.

(c)       Any payment or benefit due upon a termination of your employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided to you only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Each payment made under this letter agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this letter agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6.

(d)       Notwithstanding anything to the contrary in this letter agreement or elsewhere, any payment or benefit under this letter agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to you only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which your “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which your “separation from service” occurs. To the extent any expense reimbursement or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

If you agree with the terms outlined above and in the Term Sheet, please date and sign the copy of this letter agreement enclosed for that purpose and return it to me.

Sincerely, WENDY’S/ARBY’S GROUP, INC.

Name: Title:

Agreed and Accepted as of the 18th day of December, 2008
/s/ Roland Smith
Roland Smith

EXHIBIT A

Roland Smith

President and Chief Executive Officer of Wendy’s/Arby’s Group, Inc.

Employment Term Sheet

PROVISION	TERM
Executive	Roland Smith
Annual Base Salary	$1,150,000
Annual Bonus	Bonus target is 150% of base salary.
Benefits	Benefits as are generally made available to other senior executives, including health/medical and insurance programs and a car lease/car allowance program.
Vacation	5 weeks per year
Legal Fees	Wendy’s/Arby’s will reimburse Executive for reasonable legal fees and expenses of up to $15,000 in connection with the negotiation of the amended employment agreement.

EXHIBIT B

GENERAL RELEASE

AND COVENANT NOT TO SUE

TO ALL WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW that:

Roland Smith (the “Executive”), on his own behalf and on behalf of his descendants, dependents, heirs, executors and administrators and permitted assigns, past and present, in consideration for the amounts payable and benefits to be provided to the undersigned under that Letter Agreement dated as of April 13, 2006 as amended on January 18, 2007 and March 23, 2007 and as amended and restated as of December 18, 2008 (the “Employment Agreement”) between the Executive and Wendy’s/Arby’s Group, Inc., a Delaware corporation (the “Company”), does hereby covenant not to sue or pursue any litigation (or file any charge or otherwise correspond with any Federal, state or local administrative agency), arbitration or other proceeding against, and waives, releases and discharges the Company and its respective assigns, affiliates, subsidiaries, parents, predecessors and successors, and the past and present shareholders, employees, officers, directors, representatives and agents or any of them (collectively, the “Company Group”), from any and all claims, demands, rights, judgments, defenses, actions, charges or causes of action whatsoever, of any and every kind and description, whether known or unknown, accrued or not accrued, that the Executive ever had, now has or shall or may have or assert as of the date of this General Release and Covenant Not to Sue against any member of the Company Group, including, without limiting the generality of the foregoing, any claims, demands, rights, judgments, defenses, actions, charges or causes of action related to employment or termination of employment or that arise out of or relate in any way to the Age Discrimination in Employment Act of 1967 (“ADEA,” a law that prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, all as amended, and other Federal, state and local laws relating to discrimination on the basis of age, sex or other protected class, all claims under Federal, state or local laws for express or implied breach of contract, wrongful discharge, defamation, intentional infliction of emotional distress, and any related claims for attorneys’ fees and costs; provided, however, that nothing herein shall release any member of the Company Group from any of its obligations to the Executive under Section 2 or Section 15 of the Employment Agreement or any rights the Executive may have to indemnification and defense under any charter or by-laws, written indemnification agreement (or similar documents) of any member of the Company Group or to release any claims which may not be released as a matter of law. The Executive further agrees that this General Release and Covenant Not to Sue may be pleaded as a full defense to any action, suit, arbitration or other proceeding covered by the terms hereof which is or may be initiated, prosecuted or maintained by the Executive, his heirs or assigns. Notwithstanding the foregoing, the Executive understands and confirms that he is executing this General Release and Covenant Not to Sue voluntarily and knowingly. In addition, the Executive shall not be precluded by this General Release and Covenant Not to Sue from filing a charge with any relevant Federal, State or local administrative agency, but the Executive agrees not to participate in any such

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administrative proceeding (other than any proceeding brought by the Equal Employment Opportunity Commission), and agrees to waive the Executive’s rights with respect to any monetary or other financial relief arising from any such administrative proceeding. For the avoidance of doubt, nothing in this General Release and Covenant Not to Sue shall prevent the Executive from challenging or seeking a determination in good faith of the validity of this waiver and release under the ADEA but no other portion of this General Release and Covenant Not to Sue.

In consideration for the amounts payable and benefits to be provided to the Executive under the Employment Agreement, the Executive agrees to cooperate, at the expense of the Company Group, with the members of the Company Group with all litigation relating to the activities of the Company and its affiliates during the period of the Executive’s employment with the Company including, without limitation, being available to take depositions and to be a witness at trial, help in preparation of any legal documentation and providing affidavits and any advice or support that the Company or any affiliate thereof may reasonably request of the Executive in connection with such claims.

In furtherance of the agreements set forth above, the Executive hereby expressly waives and relinquishes any and all rights under any applicable statute, doctrine or principle of law restricting the right to release claims which the Executive does not know or suspect to exist at the time of executing a release, which claims, if known, may have materially affected the Executive’s decision to give such a release. In connection with such waiver and relinquishment, the Executive acknowledges that he is aware that he may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which he now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is the intention of the Executive to fully, finally and forever release all such matters, and all claims relating thereto which now exist, may exist or theretofore have existed as of the date of this General Release and Covenant Not to Sue, as specifically provided herein. The Executive acknowledges and agrees that this waiver shall be an essential and material term of the release contained above. Nothing in this paragraph is intended to expand the scope of the release as specified herein.

This General Release and Covenant Not to Sue shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to agreements made and to be performed entirely within such State.

The Executive acknowledges that he has been offered a period of time of at least twenty-one (21) days to consider whether to sign this General Release and Covenant Not to Sue, which he has waived, and the Company agrees that the Executive may cancel this General Release and Covenant Not to Sue at any time during the seven (7) days following the date on which this General Release and Covenant Not to Sue has been signed by all parties to this General Release and Covenant Not to Sue. In order to cancel or revoke this General Release and Covenant Not to Sue, the Executive must deliver to the General Counsel of the Company written notice stating that the Executive is canceling or revoking this General Release and Covenant Not to Sue. If this General Release and Covenant Not to Sue is timely cancelled or revoked, none of the provisions of this General Release and Covenant Not to Sue shall be effective or enforceable and the Company shall not be obligated to make the payments to the Executive or to provide the Executive with the other benefits described in the Employment Agreement and all contracts and provisions modified, relinquished or rescinded hereunder shall be reinstated to the extent in effect immediately prior hereto.

Each of the Executive and the Company Group agree that they will not make disparaging or derogatory remarks, whether oral or written, about the Company Group and the Executive, respectively.

Each of the Executive and the Company acknowledges and agrees that it has entered into this General Release and Covenant Not to Sue knowingly and willingly and has had ample opportunity to consider the terms and provisions of this General Release and Covenant Not to Sue. The Executive further acknowledges that he has read the Agreement carefully, has been advised by the Company in writing to, and has in fact consulted with an attorney, and fully understands that by signing below he is giving up certain rights which he may have to sue or assert a claim against any of the Company Group, as described above.

IN WITNESS WHEREOF, the parties hereto have caused this General Release and Covenant Not to Sue to be executed on this _______________ day of _______________, __.

Roland Smith
WENDY’S/ARBY’S GROUP, INC.
By:
Name: Title:

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